Exhibit 99.1

PART I—FINANCIAL INFORMATION

Item 1—Financial Statements

ACTUANT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended November 30,
	2008	2007
Net sales	$379,980	$415,143
Cost of products sold	248,088	274,309

Gross profit	131,892	140,834
Selling, administrative and engineering expenses	76,218	81,296
Restructuring charge	—	5,521
Impairment charge	26,553	—
Amortization of intangible assets	4,457	3,257

Operating profit	24,664	50,760
Financing costs, net	12,235	9,300
Other income, net	(534)	(1,110)

Earnings before income tax expense and minority interest	12,963	42,570
Income tax expense	1,370	15,149
Minority interest, net of income taxes	(5)	(6)

Net earnings	$11,598	$27,427

Earnings per share:
Basic	$0.21	$0.49
Diluted	$0.19	$0.43
Weighted average common shares outstanding:
Basic	56,022	55,609
Diluted	64,395	64,654

See accompanying Notes to Condensed Consolidated Financial Statements

ACTUANT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(unaudited)

	November 30, 2008	August 31, 2008
ASSETS
Current Assets
Cash and cash equivalents	$30,218	$122,549
Accounts receivable, net	211,576	226,564
Inventories, net	223,450	215,391
Deferred income taxes	11,729	11,870
Prepaid expenses and other current assets	15,901	16,092

Total Current Assets	492,874	592,466
Property, Plant and Equipment
Land, buildings, and improvements	59,931	48,496
Machinery and equipment	246,038	254,262

Gross property, plant and equipment	305,969	302,758
Less: Accumulated depreciation	(164,769)	(168,208)

Property, Plant and Equipment, net	141,200	134,550
Goodwill	698,446	639,862
Other Intangibles, net	381,749	292,359
Other Long-term Assets	13,512	9,145

Total Assets	$1,727,781	$1,668,382

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$—	$339
Trade accounts payable	145,426	166,863
Accrued compensation and benefits	33,189	59,023
Income taxes payable	24,136	24,867
Current maturities of long-term debt	4,336	—
Other current liabilities	66,829	60,033

Total Current Liabilities	273,916	311,125
Long-term Debt, less Current Maturities	696,049	573,818
Deferred Income Taxes	125,152	99,634
Pension and Postretirement Benefit Liabilities	25,902	27,641
Other Long-term Liabilities	26,062	26,658
Shareholders’ Equity
Class A common stock, $0.20 par value per share, authorized 84,000,000 shares, issued and outstanding 56,382,000 and 56,002,228 shares, respectively	11,276	11,200
Additional paid-in capital	(318,627)	(324,898)
Retained earnings	947,641	936,055
Accumulated other comprehensive (loss) income	(59,590)	7,149
Stock held in trust	(2,336)	(2,081)
Deferred compensation liability	2,336	2,081

Total Shareholders’ Equity	580,700	629,506

Total Liabilities and Shareholders’ Equity	$1,727,781	$1,668,382

See accompanying Notes to Condensed Consolidated Financial Statements

ACTUANT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended November 30,
	2008	2007
Operating Activities
Net earnings	$11,598	$27,427
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	12,747	10,464
Stock-based compensation expense	1,537	1,603
Deferred income tax (benefit) provision	(10,360)	6,220
Impairment charge	26,553	—
Other	63	192
Changes in components of working capital and other:
Accounts receivable	4,974	(22,767)
Accounts receivable securitization	483	4,924
Inventories	(5,332)	(7,024)
Prepaid expenses and other assets	(38)	948
Trade accounts payable	(19,683)	238
Income taxes payable	1,895	2,452
Accrued compensation and benefits	(21,074)	(8,298)
Other accrued liabilities	9,155	12,345

Net cash provided by operating activities	12,518	28,724
Investing Activities
Proceeds from sale of property, plant and equipment	94	8,321
Capital expenditures	(7,634)	(9,036)
Cash paid for business acquisitions, net of cash acquired	(231,768)	(47,437)

Net cash used in investing activities	(239,308)	(48,152)
Financing Activities
Net borrowings on revolver and other debt	187,995	134
Principal repayments on term loans	(155,000)	(994)
Proceeds from issuance of term loans	115,000	—
Debt issuance costs	(5,333)	—
Cash dividend	(2,251)	(2,221)
Stock option exercises, related tax benefits, and other	2,479	2,013

Net cash provided by (used in) financing activities	142,890	(1,068)
Effect of exchange rate changes on cash	(8,431)	2,557

Net decrease in cash and cash equivalents	(92,331)	(17,939)
Cash and cash equivalents – beginning of period	122,549	86,680

Cash and cash equivalents – end of period	$30,218	$68,741

See accompanying Notes to Condensed Consolidated Financial Statements

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Note 1. Basis of Presentation

The accompanying unaudited Condensed Consolidated Financial Statements of Actuant Corporation (“Actuant,” or the “Company”) have been prepared in accordance with generally accepted accounting principles for interim financial reporting, and with the instructions of Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The condensed consolidated balance sheet data as of August 31, 2008 was derived from the Company’s audited financial statements, but does not include all disclosures required by generally accepted accounting principles. The Company’s significant accounting policies are disclosed in its fiscal 2008 Annual Report on Form 10-K. For additional information, refer to the consolidated financial statements and related footnotes in the Company’s fiscal 2008 Annual Report on Form 10-K.

In the opinion of management, all adjustments considered necessary for a fair presentation of financial results have been made. Such adjustments consist of only those of a normal recurring nature. Prior year amounts have been reclassified where appropriate to conform to current year presentations. During the second quarter of 2009, the Company’s financial reporting segments were modified to reflect changes in the portfolio of businesses, due to acquisitions, as well as, changes in business reporting lines. All amounts and disclosures in these financial statements have been adjusted to reflect the current reportable segments: Industrial, Energy, Electrical and Engineered Solutions. Operating results for the three months ended November 30, 2008 are not necessarily indicative of the results that may be expected for the entire fiscal year ending August 31, 2009.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS No. 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. The Company adopted SFAS No. 157 on September 1, 2008; see Note 9, “Fair Value Measurement” for disclosures required under SFAS No. 157. The Company has not adopted SFAS No. 157 for non-financial assets and liabilities as permitted by FASB Staff Position No. FAS 157-2, which provides a deferral of such provisions until the Company’s 2010 fiscal year.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”. This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. The fair value option permits a company to choose to measure eligible items at fair value at specified election dates. A company will report unrealized gains and losses on items for which the fair value option has been elected in earnings after adoption. The adoption of SFAS No. 159 on September 1, 2008 did not have any impact on the Company’s consolidated results of operations, financial position or cash flows.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations.” The objective of SFAS No. 141(R) is to improve the information provided in financial reports about a business combination and its effects. SFAS No. 141(R) requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values as of that date. SFAS No. 141(R) also requires the acquirer to recognize and measure the goodwill acquired in a business combination or a gain from a bargain purchase and how to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective for the Company’s 2010 fiscal year. This standard will change the Company’s accounting treatment for business combinations on a prospective basis, when adopted.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133.” SFAS No. 161 is intended to improve financial reporting by requiring transparency about the nature, purpose, location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under SFAS No 133; and how derivative instruments and related hedged items affect its financial position, financial performance and cash flows. SFAS No. 161 will be effective for the Company beginning in the second quarter of fiscal 2009. The adoption of SFAS No. 161 is not expected to have a significant impact on the Company’s consolidated financial statements.

Note 2. Acquisitions

The Company completed one business acquisition during the first quarter of fiscal 2009 and two during the fiscal year ended August 31, 2008, all of which resulted in the recognition of goodwill in the Company’s Condensed Consolidated Financial Statements. The Company is continuing to evaluate the initial purchase price allocations for acquisitions completed within the past 12 months, and will adjust the allocations as additional information relative to the fair values of the assets and liabilities of the acquired businesses become known.

On September 26, 2008, the Company completed the acquisition of the stock of The Cortland Companies (“Cortland”) for approximately $231.0 million in cash, net of cash acquired. Headquartered in Cortland, New York, Cortland is a global designer, manufacturer and distributor of custom-engineered electro-mechanical cables and umbilicals, high performance synthetic ropes and value-added steel cable assemblies. The majority of the Cortland businesses are included in the Energy segment while the steel cable assembly business (Sanlo) is included in the Other product line within the Engineered Solutions segment. The preliminary purchase price allocation resulted in $115.0 million assigned to goodwill (a portion of which is deductible for tax purposes), $19.7 million to tradenames, $2.3 million to non-compete agreements, $3.4 million to patents and $89.2 million to customer relationships. The amounts assigned to non-compete agreements, patents and customer relationships are being amortized over 4, 8 and 15 years, respectively.

On March 3, 2008, the Company acquired Superior Plant Services, LLC, (“SPS”) for approximately $57.7 million of cash. Headquartered in Terrytown, Louisiana, SPS is a specialized maintenance services company serving the North American oil & gas and nuclear power industries. Its services include field machining, flange weld testing, line isolation, bolting, heat treating and metal disintegration. SPS is included in the Energy segment. The purchase price allocation resulted in $22.9 million assigned to goodwill (which is deductible for tax purposes), $0.2 million to trademarks, $1.5 million to non-compete agreements and $25.3 million to customer relationships. The amounts assigned to trademarks, non-compete agreements and customer relationships are being amortized over 1, 5 and 15 years, respectively.

On September 13, 2007, the Company acquired Templeton, Kenly & Co, Inc. (“TK”) for approximately $47.3 million of cash. Headquartered in Broadview, Illinois, TK manufactures hydraulic pumps and tools, mechanical jacks, wrenches and actuators. TK is included in the Industrial segment. The purchase price allocation resulted in $14.4 million assigned to goodwill (which is deductible for tax purposes), $1.7 million to tradenames, $0.3 million to non-compete agreements, $0.3 to patents and $19.2 million to customer relationships. The amounts assigned to non-compete agreements, patents and customer relationships are being amortized over 3, 5 and 15 years, respectively.

The following unaudited pro forma results of operations of the Company for the three months ended November 30, 2008 and 2007, respectively, give effect to these three acquisitions as though the transactions and related financing activities had occurred on September 1, 2007 (in thousands, except per share amounts):

	Three Months Ended
	November 30, 2008	November 30, 2007
Net sales
As reported	$379,980	$415,143
Pro forma	384,079	443,723
Net earnings
As reported	$11,598	$27,427
Pro forma	10,968	25,853
Basic earnings per share
As reported	$0.21	$0.49
Pro forma	0.20	0.46
Diluted earnings per share
As reported	$0.19	$0.43
Pro forma	0.18	0.41

Note 3. Restructuring

The Company initiated plans to restructure its European Electrical business (Electrical segment) during fiscal 2006. These plans were designed to reduce operating costs and improve profitability. The Company completed the restructuring activities in the second quarter of fiscal 2008, at a cumulative pre-tax cost of $20.8 million. A rollforward of the European Electrical restructuring reserve is as follows (in thousands):

Accrued restructuring costs as of August 31, 2008	$5,063
Cash payments	(212)
Impact of changes in foreign currency rates	(662)

Accrued restructuring costs as of November 30, 2008	$4,189

The remaining $4.2 million of accrued restructuring costs at November 30, 2008 primarily represent severance costs and a reserve for minimum lease payments related to exited facilities. All remaining severance costs will be paid during fiscal 2009 while the facility costs will be paid over the term of the lease.

Note 4. Accounts Receivable Securitization

The Company maintains an accounts receivable securitization program whereby it sells certain of its trade accounts receivable to a wholly owned, bankruptcy-remote special purpose subsidiary which, in turn, sells participating interests in its pool of receivables to a third-party financial institution (the “Purchaser”). The Purchaser receives an ownership and security interest in the pool of receivables. New receivables are purchased by the special purpose subsidiary and participation interests are resold to the Purchaser as collections reduce previously sold participation interests. The Company has retained collection and administrative responsibilities on the participation interests sold. The Purchaser has no recourse against the Company for uncollectible receivables; however, the Company’s retained interest in the receivable pool is subordinate to the Purchaser and is recorded at fair value. Due to a short average collection cycle of approximately 60 days for such accounts receivable and the Company’s collection history, the fair value of the Company’s retained interest approximates book value. Book value of accounts receivable in the accompanying Condensed Consolidated Balance Sheet is comprised of the gross accounts receivable retained interest less a reserve for doubtful accounts, which is calculated based on a review of the specific receivable issues and supplemented by a general reserve based on past collection history. The retained interest recorded at November 30, 2008 and August 31, 2008 was $44.0 million and $47.7 million, respectively, and is included in accounts receivable, net in the accompanying Condensed Consolidated Balance Sheets. The securitization program, which has a final maturity date in September 2009, was amended in December 2008 to decrease available capacity from $65.0 million to $60.0 million. Trade accounts receivables sold and being serviced by the Company totaled $53.4 million and $52.9 million at November 30, 2008 and August 31, 2008, respectively.

Sales of trade receivables from the special purpose subsidiary totaled $111.2 million and $114.0 million for the three months ended November 30, 2008 and 2007, respectively. Cash collections of trade accounts receivable balances in the total receivable pool (including both sold and retained portions) totaled $187.1 million and $196.1 million for the three months ended November 30, 2008 and 2007, respectively.

The accounts receivables securitization program is accounted for as a sale in accordance with FASB Statement No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities – A Replacement of FASB Statement No. 125.” Sales of trade receivables are reflected as a reduction of accounts receivable in the accompanying Condensed Consolidated Balance Sheets and the proceeds received are included in cash flows from operating activities in the accompanying Condensed Consolidated Statements of Cash Flows.

The following table provides additional information about delinquencies and net credit losses for trade accounts receivable subject to the accounts receivable securitization program (in thousands).

	Balance Outstanding		Balance Outstanding 60 Days or More Past Due		Net Credit Losses Three Months Ended
	November 30, 2008	August 31, 2008	November 30, 2008	August 31, 2008	November 30, 2008	November 30, 2007
Trade accounts receivable subject to securitization program	$97,429	$100,603	$6,514	$8,251	$565	$485
Trade accounts receivable balances sold	53,426	52,943

Retained interest	$44,003	$47,660

Accounts receivable financing costs of $0.4 million and $0.6 million for the three months ended November 30, 2008 and 2007, respectively, are included in financing costs in the accompanying Condensed Consolidated Statements of Earnings.

Note 5. Goodwill and Other Intangible Assets

The Company’s goodwill is tested for impairment annually, or more frequently if events or changes in circumstances indicate that goodwill might be impaired. The Company performs impairment reviews for its reporting units using the discounted cash flow method based on management’s judgments and assumptions. The estimated fair value of the reporting unit is compared to the carrying amount of the reporting unit, including goodwill. If the carrying value of the reporting unit exceeds its fair value, the goodwill of the reporting unit is potentially impaired and the Company then determines the implied fair value of goodwill, which is compared to the carrying value of goodwill to determine if impairment exists.

Indefinite lived intangible assets are also subject to an annual impairment test. On an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired, the fair value of the indefinite lived intangible assets are evaluated by the Company to determine if an impairment charge is required.

The Company also reviews long-lived assets for impairment when events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. If such indicators are present, the Company performs an undiscounted operating cash flow analyses to determine if an impairment exists. If an impairment is determined to exist, any related impairment loss is calculated based on the estimated fair value of the long-lived assets.

Significant adverse developments in the recreational vehicle (RV) market in the first quarter of fiscal 2009 have had a dramatic effect on the operations of the RV reporting unit (included in the Engineered Solutions segment). The financial results for the RV reporting unit have been negatively impacted by lower wholesale motorhome shipments by OEM’s, decreased consumer confidence and the lack of financing as a result of the continued global credit crisis. These factors caused us to significantly reduce projected sales, operating profits and cash flows of the RV reporting unit, and resulted in a $26.6 million non-cash asset impairment charge during the three months ended November 30, 2008. The asset impairment charge includes a goodwill impairment charge of $22.2 million and, as a result, there is no remaining goodwill in the RV reporting unit at November 30, 2008. In addition, a $0.8 million impairment was recognized related to indefinite lived intangibles (tradenames) of the RV reporting unit. Due to the existing impairment indicators, management assessed the recoverability of the RV reporting unit’s fixed assets and amortizable intangible assets (customer relationships, patents and trademarks). An impairment charge of $3.6 million was recognized for the difference between the fair value and carrying value of such assets during the three months ended November 30, 2008.

A considerable amount of management judgment and assumptions are required in performing the impairment tests and in measuring the fair value of goodwill, indefinite lived intangibles and long-lived assets. While the Company believes its judgments and assumptions are reasonable, different assumptions could change the estimated fair values or the amount of the recognized impairment losses.

The changes in the carrying amount of goodwill for the three months ended November 30, 2008 are as follows (in thousands):

	Industrial	Energy	Electrical	Engineered Solutions	Total
Balance as of August 31, 2008	$65,337	$133,157	$214,407	$226,961	$639,862
Business acquired	—	90,978	—	24,045	115,023
Purchase accounting adjustments	—	260	—	750	1,010
Impairment charges	—	—	—	(22,205)	(22,205)
Impact of changes in foreign currency rates	(2,387)	(23,350)	(4,835)	(4,672)	(35,244)

Balance as of November 30, 2008	$62,950	$201,045	$209,572	$224,879	$698,446

The gross carrying amount and accumulated amortization of the Company’s intangible assets that have defined useful lives and are subject to amortization are as follows (in thousands):

	November 30, 2008			August 31, 2008
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Customer relationships	$240,910	$26,972	$213,938	$163,956	$24,529	$139,427
Patents	46,701	23,371	23,330	44,200	21,289	22,911
Trademarks	6,409	4,794	1,615	6,556	3,640	2,916
Non-compete agreements	5,837	1,857	3,980	3,914	1,784	2,130
Other	611	338	273	656	318	338

	$300,468	$57,332	$243,136	$219,282	$51,560	$167,722

The gross carrying amount of the Company’s intangible assets that have indefinite lives and are not subject to amortization as of November 30, 2008 and August 31, 2008 are $138.6 million and $124.7 million, respectively. These assets are comprised of acquired tradenames.

Amortization expense recorded on the intangible assets listed above was $4.5 million and $3.3 million for the three months ended November 30, 2008 and 2007, respectively. The Company estimates that amortization expense will approximate $15.4 million for the remainder of the fiscal year ending August 31, 2009. Amortization expense for future years is estimated to be as follows: $20.3 million in fiscal 2010, $19.9 million in fiscal 2011, $19.6 million in 2012, $18.4 million in fiscal 2013 and $149.6 million thereafter. These future amortization expense amounts represent estimates, which may change based on future acquisitions or changes in foreign currency exchange rates.

Note 6. Product Warranty Costs

The Company recognizes the cost associated with its product warranties at the time of sale. The amount recognized is based on historical claims rates and current claim cost experience. The following is a reconciliation of the changes in accrued product warranty (in thousands):

	Three Months Ended November 30,
	2008	2007
Beginning balance	$9,309	$10,070
Warranty reserves of acquired business	278	72
Provision for warranties	2,652	3,420
Warranty payments and costs incurred	(2,180)	(2,450)
Impact of changes in foreign currency rates	(527)	308

Ending balance	$9,532	$11,420

Note 7. Debt

The following is a summary of the Company’s long-term indebtedness (in thousands):

	November 30, 2008	August 31, 2008
Senior Credit Facility:
Commercial paper borrowings	$33,215	$—
Revolver	153,008	—
Term loan	115,000	155,000
6.875% Senior notes	249,162	249,137
Fair value of cross currency interest rate swap	—	19,681

Sub-total—Senior indebtedness	550,385	423,818
Convertible subordinated debentures (“2% Convertible Notes”)	150,000	150,000

Total debt, excluding short-term borrowings	700,385	573,818
Less: current maturities of long-term debt	(4,336)	—

Total long-term debt, less current maturities	$696,049	$573,818

On November 10, 2008, the Company amended and extended its existing Senior Credit Facility, extending the maturity to November 10, 2011 and increasing total capacity by $110 million. The amended Senior Credit Facility provides for a $400 million revolving credit facility, a $115 million term loan, and an optional $300 million expansion feature. The term loan initially bears interest at LIBOR plus 2.5% (4.313% at November 30, 2008), while borrowings under the revolver bear interest at either LIBOR plus a borrowing spread of 2.5% (aggregating 4.313% at November 30, 2008) or a base borrowing rate of prime plus 1.25% (aggregating 5.250% at November 30, 2008). The term loan will be repaid in eight quarterly installments of $1.4 million beginning March 31, 2009 through December 31, 2010, and four quarterly payments of $25.9 million beginning March 31, 2011. All amended Senior Credit Facility borrowings are subject to a pricing grid, which can result in increases or decreases to the borrowing spread on a quarterly basis, depending on the Company’s debt to EBIDTA leverage ratios. In addition, a non-use fee is payable quarterly on the average unused credit line under the revolver. At November 30, 2008, the non-use fee was 0.40%. The amended Senior Credit Facility contains customary limits and restrictions concerning investments, sales of assets, liens on assets, fixed charge coverage ratios, maximum leverage, dividends and other restricted payments. As of November 30, 2008, the Company was in compliance with all debt covenants.

There were $33.2 million of commercial paper borrowings outstanding at November 30, 2008. Total commercial paper outstanding cannot exceed $100.0 million under the terms of the amended Senior Credit Facility. Since the revolver provides the liquidity backstop for outstanding commercial paper, the combined outstanding balance of the revolver and any outstanding commercial paper cannot exceed $400.0 million. The unused and available credit line under the revolver at November 30, 2008 was approximately $213.8 million.

On June 12, 2007, the Company issued $250.0 million of 6.875% Senior Notes (the “Senior Notes”) at an approximate $1.0 million discount, generating net proceeds of $249.0 million. The Senior Notes were issued at a price of 99.607% to yield 6.93%, and require no principal installments prior to their June 15, 2017 maturity. The approximate $1.0 million initial issuance discount is being amortized through interest expense over the 10 year life of the Senior Notes.

In November 2003, the Company issued $150.0 million of Senior Subordinated Convertible Debentures due November 15, 2023 (the “2% Convertible Notes”). The 2% Convertible Notes bear interest at a rate of 2.0% annually which is payable on November 15 and May 15 of each year. Beginning with the six-month interest period commencing November 15, 2010, holders will receive contingent interest if the trading price of the 2% Convertible Notes equals or exceeds 120% of their underlying principal amount over a specified trading period. If payable, the contingent interest shall equal 0.25% of the average trading price of the 2% Convertible Notes during the five days immediately preceding the applicable six-month interest periods. The Company has the right to force conversion of all or part of the 2% Convertible Notes on or after November 20, 2010. The 2% Convertible Notes are convertible into shares of the Company’s Class A common stock at a conversion rate of 50.1126 shares per $1,000 of principal amount, which equals a conversion price of approximately $19.96 per share (subject to adjustment).

In November 2008, the Company terminated its then existing cross-currency interest rate swap agreement (the “swap agreement”). At August 31, 2008 the fair value of the swap agreement was a $19.7 million liability, which was included in long-term debt in the accompanying Consolidated Balance Sheets. As a result of the strengthening of the U.S. dollar since August 31, 2008, the Company received $2.1 million of cash from the counterparties upon termination of the swap agreement.

Note 8. Employee Benefit Plans

The Company provides pension benefits to certain employees of acquired domestic businesses, that were entitled to those benefits prior to acquisition, or existing and former employees of foreign businesses. Most of the U.S. defined benefit pension plans are frozen, and as a result, the majority of the plan participants no longer earn additional benefits, while most non-U.S. defined benefit plans continue to earn benefits. The following table provides detail on the Company’s net periodic benefit costs for the three months ended November 30 (in thousands):

	Non-U.S Pension Plans		U.S Pension Plans
	2008	2007	2008	2007
Service cost	$128	$122	$—	$21
Interest cost	389	355	601	563
Expected return on assets	(143)	(80)	(716)	(702)
Amortization of actuarial loss	1	1	19	2

Net periodic benefit cost (credit)	$375	$398	$(96)	$(116)

The Company anticipates contributing $0.2 million to U.S. pension plans and $1.3 million to non-U.S. pension plans in fiscal 2009.

Note 9. Fair Value Measurement

The Company adopted SFAS No. 157 on September 1, 2008, which requires expanded disclosure for financial assets and liabilities measured at fair value. The Company assesses the inputs used to measure fair value using a three-tier hierarchy. Level 1 inputs include quoted prices for identical instruments and are the most observable. Level 2 inputs include quoted prices for similar assets and observable inputs such as interest rates, foreign currency exchange rates, commodity rates and yield curves. Level 3 inputs are not observable in the market and include management’s own judgments about the assumptions market participants would use in pricing the asset or liability. At November 30, 2008, the financial assets and liabilities included in the Condensed Consolidated Balance Sheet that are measured at fair value, on a recurring basis, include cash equivalents of $0.4 million (Level 1), investments of $1.1 million (Level 1) and a liability for the fair value of derivative instruments of $1.8 million (Level 2). The Company has no financial assets or liabilities that are recorded at fair value using significant unobservable inputs (Level 3).

Note 10. Earnings Per Share

The reconciliations between basic and diluted earnings per share are as follows (in thousands, except per share amounts):

	Three Months Ended November 30,
	2008	2007
Numerator:
Net earnings	$11,598	$27,427
Plus: 2% Convertible Notes financings costs, net of taxes	611	611

Net earnings for diluted earnings per share	$12,209	$28,038

Denominator (in thousands):
Weighted average common shares outstanding for basic earnings per share	56,022	55,609
Net effect of dilutive securities-employee stock compensation plans	856	1,528
Net effect of 2% Convertible Notes based on the if-converted method	7,517	7,517

Weighted average common and equivalent shares outstanding for diluted earnings per share	64,395	64,654

Basic Earnings Per Share:	$0.21	$0.49
Diluted Earnings Per Share:	$0.19	$0.43

Note 11. Income Taxes

The Company’s income tax expense is impacted by a number of factors, including the amount of taxable earnings derived in foreign jurisdictions with tax rates that are higher or lower than the U.S. federal statutory rate, permanent items, state tax rates and our ability to utilize various tax credits and net operating loss carryforwards. The effective income tax rate for the three months ended November 30, 2008 was 10.6%. The decrease in the effective tax rate in the most recent period, relative to the prior year, reflects the tax benefit on the impairment charge (Note 5, “Goodwill and Other Intangible Assets”) being recognized at a 38.0% rate, consistent with the underlying combined U.S. federal and state income tax rate. This rate is much higher than the Company’s consolidated global effective tax rate. Excluding the impairment charge, the effective income tax rate for the three months ended November 30, 2008 would have been 29.0%. The effective income tax rate of 35.6% for the three months ended November 30, 2007 was relatively higher, primarily the result of restructuring charges for which no tax benefits were recorded.

As a result of a review of current tax positions, the liability for unrecognized tax benefits increased from $29.9 million at August 31, 2008 to $30.4 million at November 30, 2008. Substantially all of these unrecognized tax benefits, if recognized, would impact the effective income tax rate. Within the next twelve months, the Company expects the settlement of a foreign tax item, which will reduce the liability for unrecognized tax benefits by approximately $1.0 million. In addition, as of November 30, 2008 and August 31, 2008, the Company has accrued $3.6 million and $3.2 million, respectively, for the payment of interest and penalties related to its unrecognized tax benefits.

Note 12. Other Comprehensive Income (Loss)

The Company’s comprehensive income (loss) during the three months ended November 30, 2008 was significantly impacted by the strengthening of the US dollar versus other global currencies, most notably the Euro and British Pound. The following table sets forth the reconciliation of net income to comprehensive income (loss) (in thousands):

	Three Months Ended November 30,
	2008	2007
Net income	$11,598	$27,427
Foreign currency translation adjustment	(64,940)	7,606
Changes in net unrealized gains/(losses), net of tax	(1,799)	(714)

Comprehensive (loss) income	$(55,141)	$34,319

Note 13. Segment Information

During the second quarter of fiscal 2009, the Company’s financial reporting segments were modified to reflect changes in the portfolio of businesses, due to acquisitions, as well as changes in business reporting lines. The Company considered these changes as part of its ongoing assessment of segment reporting, and changed its operating and reportable segments to reflect four reportable segments: Industrial, Energy, Electrical and Engineered Solutions. All prior period amounts and disclosures have been adjusted to reflect the current reportable segments. The Industrial segment is primarily involved in the design, manufacture and distribution of branded hydraulic and mechanical tools to the maintenance, industrial, infrastructure and production automation markets. The Energy segment provides joint integrity products and services, as well as umbilical, rope and cable solutions to the global oil & gas, power generation and energy markets. The Electrical segment is primarily involved in the design, manufacture and distribution of a broad range of electrical products to the retail DIY, wholesale, OEM, utility and marine markets. The Engineered Solutions segment provides highly engineered position and motion control systems to OEMs in various vehicle and other industrial markets, as well as other engineered industrial products. The Company has not aggregated individual operating segments within these reportable segments. The Company evaluates segment performance based primarily on net sales and operating profit.

The following tables summarize financial information by reportable segment and product line (in thousands):

	Three Months Ended
	November 30, 2008	November 30, 2007
Net Sales by Segment:
Industrial	$90,523	$87,412
Energy	73,782	49,677
Electrical	108,058	140,293
Engineered Solutions	107,417	137,761

	$379,980	$415,143

Net Sales by Reportable Product Line:
Industrial	$90,524	$87,412
Energy	73,982	49,677
Electrical Tools & Supplies	63,195	79,326
Harsh Environment Electrical	18,336	29,604
Power Transformation	26,526	31,363
Vehicle Systems	72,749	103,419
Other	34,668	34,342

	$379,980	$415,143

Operating Profit:
Industrial	$26,007	$25,662
Energy	15,537	12,314
Electrical	4,648	6,093
Engineered Solutions	(18,329)	13,106
General Corporate	(3,197)	(6,415)

	$24,664	$50,760

	November 30, 2008	August 31, 2008
Assets:
Industrial	$223,312	$251,384
Energy	473,115	306,833
Electrical	441,449	464,105
Engineered Solutions	496,132	520,579
General Corporate	93,773	125,481

	$1,727,781	$1,668,382

In addition to the impact of changes in foreign currency exchange rates, the comparability of the segment and product line data is impacted by the acquisitions discussed in Note 2, “Acquisitions” and the asset impairment charge of $26.6 million included in the Engineered Solutions segment for the three months ended November 30, 2008, as discussed in Note 5, “Goodwill and Other Intangibles.”

Corporate assets, which are not allocated, principally represent cash and cash equivalents, capitalized debt issuance costs, deferred income taxes, the fair value of derivative instruments and the retained interest in trade accounts receivable (subject to the accounts receivable program discussed in Note 4, “Accounts Receivable Securitization.”)

Note 14. Contingencies and Litigation

The Company had outstanding letters of credit of $7.2 million and $6.4 million at November 30, 2008 and August 31, 2008, respectively, which secure self-insured workers compensation liabilities.

The Company is a party to various legal proceedings that have arisen in the normal course of its business. These legal proceedings typically include product liability, environmental, labor, patent claims and other disputes. The Company has recorded reserves for loss contingencies based on the specific circumstances of each case. Such reserves are recorded when it is probable that a loss has been incurred as of the balance sheet date and such loss can be reasonably estimated. In the opinion of management, the resolution of these contingencies will not have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

The Company, in the normal course of business, enters into certain real estate and equipment leases or guarantees such leases on behalf of its subsidiaries. In conjunction with the spin-off of a former subsidiary in fiscal 2000, the Company assigned its rights in the leases used by the former subsidiary, but was not released as a responsible party from all such leases by the lessors. All of these businesses were subsequently sold. The Company remains contingently liable for those leases if any of these businesses are unable to fulfill their obligations thereunder. The discounted present value of future minimum lease payments for such leases totals, assuming no offset for sub-leasing, approximately $5.1 million at November 30, 2008. The future undiscounted minimum lease payments for these leases are as follows: $0.3 million in the balance of calendar 2008; $1.1 million in calendar 2009; $1.1 million in calendar 2010; $1.2 million in calendar 2011; $1.2 million in calendar 2012 and $3.7 million thereafter.

The Company has facilities in numerous geographic locations that are subject to a range of environmental laws and regulations. Environmental costs that have no future economic value are expensed. Liabilities are recorded when environmental remediation is probable and the costs are reasonably estimable. Environmental expenditures over the last two years have not been material. Management believes that such costs will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Note 15. Guarantor Subsidiaries

On June 12, 2007, Actuant Corporation (the “Parent”) issued $250.0 million of 6.875% Senior Notes. All of our material domestic 100% owned subsidiaries (the “Guarantors”) fully and unconditionally guarantee the 6.875% Senior Notes on a joint and several basis. There are no significant restrictions on the ability of the Guarantors to make distributions to the Parent. The following tables present the condensed results of operations, financial position and cash flows of Actuant Corporation and its subsidiaries, the Guarantor and non-Guarantor entities, and the eliminations necessary to arrive at the information for the Company on a consolidated basis.

General corporate expenses have not been allocated to subsidiaries, and are all included under the Parent heading. As a matter of course, the Company retains certain assets and liabilities at the corporate level (Parent column in the following tables) which are not allocated to subsidiaries including, but not limited to, certain employee benefits, insurance, financing, and tax liabilities. Income tax provisions for domestic subsidiaries are typically recorded using an estimate and finalized in total with an adjustment recorded at the Parent level. Net sales reported for each of the headings only includes sales to third parties; sales between entities are not significant. Additionally, substantially all of the indebtedness of the Company is carried at the corporate level and is therefore included in the Parent column in the following tables. Substantially all accounts receivable of the Parent and Guarantors are sold into the accounts receivable program described in Note 4, “Accounts Receivable Securitization.” Allowances for doubtful accounts remains recorded at the Parent and Guarantors. Intercompany balances include receivables/payables incurred in the normal course of business in addition to investments and loans transacted between subsidiaries of the Company or with Actuant.

CONDENSED CONSOLIDATING STATEMENTS OF EARNINGS

(In thousands)

	Three Months Ended November 30, 2008
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net sales	$43,562	$140,926	$195,492	$—	$379,980
Cost of sales	14,835	100,029	133,224	—	248,088

Gross profit	28,727	40,897	62,268	—	131,892
Selling, administrative and engineering expenses	11,879	26,932	37,407	—	76,218
Impairment charge	—	23,774	2,779	—	26,553
Amortization of intangible assets	—	3,471	986	—	4,457

Operating profit	16,848	(13,280)	21,096	—	24,664
Financing costs, net	12,021	(2)	216	—	12,235
Intercompany expense (income), net	(5,817)	2,294	3,523	—	—
Other expense (income), net	186	(502)	(218)	—	(534)

Earnings (loss) before income tax expense and minority interest	10,458	(15,070)	17,575	—	12,963
Income tax expense (benefit)	3,033	(6,510)	4,847	—	1,370
Minority interest, net of income taxes	—	—	(5)	—	(5)

Net earnings (loss) before equity in earnings of subsidiaries	7,425	(8,560)	12,733	—	11,598
Equity in earnings of subsidiaries	4,173	6,672	(2,946)	(7,899)	—

Net earnings	$11,598	$(1,888)	$9,787	$(7,899)	$11,598

	Three Months Ended November 30, 2007
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net sales	$40,910	$150,983	$223,250	$—	$415,143
Cost of sales	15,890	109,805	148,614	—	274,309

Gross profit	25,020	41,178	74,636	—	140,834
Selling, administrative and engineering expenses	16,716	27,159	37,421	—	81,296
Restructuring charges	—	—	5,521	—	5,521
Amortization of intangible assets	—	2,272	985	—	3,257

Operating profit	8,304	11,747	30,709	—	50,760
Financing costs, net	8,573	(3)	730	—	9,300
Intercompany expense (income), net	(5,619)	4,981	638	—	—
Other expense (income), net	403	1	(1,514)	—	(1,110)

Earnings before income tax expense and minority interest	4,947	6,768	30,855	—	42,570
Income tax expense	1,761	2,408	10,980	—	15,149
Minority interest, net of income taxes	—	—	(6)	—	(6)

Net earnings before equity in earnings of subsidiaries	3,186	4,360	19,881	—	27,427
Equity in earnings of subsidiaries	24,241	14,938	(168)	(39,011)	—

Net earnings	$27,427	$19,298	$19,713	$(39,011)	$27,427

CONDENSED CONSOLIDATING BALANCE SHEETS

(In thousands)

	November 30, 2008
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$927	$—	$29,291	$—	$30,218
Accounts receivable	1,462	12,923	197,191	—	211,576
Inventories	26,517	100,492	96,441	—	223,450
Deferred income taxes	12,899	37	(1,207)	—	11,729
Prepaid expenses	4,902	2,649	8,350	—	15,901

Total Current Assets	46,707	116,101	330,066	—	492,874
Property, Plant & Equipment, net	9,769	57,493	73,938	—	141,200
Goodwill	68,968	410,242	219,236	—	698,446
Other Intangibles, net	—	279,902	101,847	—	381,749
Investment in Subsidiaries	1,524,560	262,901	153,836	(1,941,297)	—
Other Long-term Assets	12,665	218	629	—	13,512

Total Assets	$1,662,669	$1,126,857	$879,552	$(1,941,297)	$1,727,781

LIABILITIES & SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$—	$—	$—	$—	$—
Trade accounts payable	19,424	43,800	82,202	—	145,426
Accrued compensation and benefits	7,073	5,677	20,439	—	33,189
Income taxes payable (receivable)	1,147	(6,345)	29,334	—	24,136
Current maturities of long-term debt	4,313	3	20	—	4,336
Other current liabilities	20,991	17,466	28,372	—	66,829

Total Current Liabilities	52,948	60,601	160,367	—	273,916
Long-term Debt, less Current Maturities	696,049	—	—	—	696,049
Deferred Income Taxes	106,601	(413)	18,964	—	125,152
Pension and Post-retirement Benefit Liabilities	9,163	381	16,358	—	25,902
Other Long-term Liabilities	18,086	2,412	5,564	—	26,062
Intercompany Payable (Receivable)	199,122	(193,313)	(5,809)	—	—
Shareholders’ Equity	580,700	1,257,189	684,108	(1,941,297)	580,700

Total Liabilities and Shareholders’ Equity	$1,662,669	$1,126,857	$879,552	$(1,941,297)	$1,727,781

CONDENSED CONSOLIDATING BALANCE SHEETS

(In thousands)

	August 31, 2008
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$43,132	$213	$79,204	$—	$122,549
Accounts receivable	325	9,039	217,200	—	226,564
Inventories	26,273	87,835	101,283	—	215,391
Deferred income taxes	12,835	36	(1,001)	—	11,870
Prepaid expenses	4,651	2,541	8,900	—	16,092

Total Current Assets	87,216	99,664	405,586	—	592,466
Property, Plant & Equipment, net	9,463	46,209	78,878	—	134,550
Goodwill	65,062	390,306	184,494	—	639,862
Other Intangibles, net	—	228,099	64,260	—	292,359
Investment in Subsidiaries	1,345,395	250,953	42,212	(1,638,560)	—
Other Long-term Assets	8,185	220	740	—	9,145

Total Assets	$1,515,321	$1,015,451	$776,170	$(1,638,560)	$1,668,382

LIABILITIES & SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$—	$4	$335	$—	$339
Trade accounts payable	23,394	45,408	98,061	—	166,863
Accrued compensation and benefits	19,431	10,664	28,928	—	59,023
Income taxes payable (receivable)	(6,702)	278	31,291	—	24,867
Other current liabilities	16,461	17,829	25,743	—	60,033

Total Current Liabilities	52,584	74,183	184,358	—	311,125
Long-term Debt, less Current Maturities	573,815	1	2	—	573,818
Deferred Income Taxes	80,744	(286)	19,176	—	99,634
Pension and Post-retirement Benefit Liabilities	9,628	—	18,013	—	27,641
Other Long-term Liabilities	19,012	1,218	6,428	—	26,658
Intercompany Payable (Receivable)	150,032	(229,662)	79,630	—	—
Shareholders’ Equity	629,506	1,169,997	468,563	(1,638,560)	629,506

Total Liabilities and Shareholders’ Equity	$1,515,321	$1,015,451	$776,170	$(1,638,560)	$1,668,382

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended November 30, 2008
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating Activities
Net cash provided by (used in) operating activities	$(7,570)	$7,716	$18,849	$(6,477)	$12,518

Investing Activities
Proceeds from sale of property, plant & equipment	—	17	77	—	94
Capital expenditures	(159)	(1,445)	(6,030)	—	(7,634)
Changes in intercompany receivables (payable)	56,925	(663)	(56,262)	—	—
Business acquisitions, net of cash acquired	(234,600)	639	2,193	—	(231,768)

Cash used in investing activities	(177,834)	(1,452)	(60,022)	—	(239,308)

Financing Activities
Net borrowings (repayments) on revolver and other debt	188,304	—	(309)	—	187,995
Proceeds from term loan	115,000	—	—	—	115,000
Principal repayments on term loans	(155,000)	—	—	—	(155,000)
Debt issuance and amendment costs	(5,333)	—	—	—	(5,333)
Intercompany dividends paid	(2,251)	(6,477)	—	6,477	(2,251)
All other	2,479	—	—	—	2,479

Cash provided by (used in) financing activities	143,199	(6,477)	(309)	6,477	142,890

Effect of exchange rate changes on cash	—	—	(8,431)	—	(8,431)

Net decrease in cash and cash equivalents	(42,205)	(213)	(49,913)	—	(92,331)
Cash and cash equivalents - beginning of period	43,132	213	79,204	—	122,549

Cash and cash equivalents - end of period	$927	$—	$29,291	$—	$30,218

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended November 30, 2007
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating Activities
Net cash provided by operating activities	$14,481	$1,633	$19,087	$(6,477)	$28,724

Investing Activities
Proceeds from sale of property, plant & equipment	704	5,473	2,144	—	8,321
Capital expenditures	(601)	(1,950)	(6,485)	—	(9,036)
Changes in intercompany receivables (payable)	17,915	1,628	(19,543)	—	—
Business acquisitions, net of cash acquired	(47,464)	27	—	—	(47,437)

Cash provided by (used in) investing activities	(29,446)	5,178	(23,884)	—	(48,152)

Financing Activities
Net borrowings on revolver and other debt	—	—	134	—	134
Principal repayments on term loans	—	—	(994)	—	(994)
Intercompany dividends paid	(2,221)	(6,477)	—	6,477	(2,221)
All other	2,013	—	—	—	2,013

Cash used in financing activities	(208)	(6,477)	(860)	6,477	(1,068)

Effect of exchange rate changes on cash	—	—	2,557	—	2,557

Net increase (decrease) in cash and cash equivalents	(15,173)	334	(3,100)	—	(17,939)
Cash and cash equivalents - beginning of period	25,601	—	61,079	—	86,680

Cash and cash equivalents - end of period	$10,428	$334	$57,979	$—	$68,741